Delisting Determination, The Nasdaq Stock Market, LLC, March 21, 2024,
Arrival.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Arrival, effective at the opening of the trading session on April 1, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5250(c)(1) and 5620(a).
The Company was notified of the Staff determination on October 31, 2023. On November 7, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On January 3, 2024, the Company received an additional delist determination for its failure to meet the requirements in Listing
Rule 5250(c)(1).
A hearing on the matter was scheduled for February 8, 2024. On
January 26, 2024, the Company witdrew its appeal. The Company securities were suspended on January 30, 2024. The Staff determination to delist the Company securities became final on March 11, 2024.